Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2023 relating to the financial statements of Interactive Strength Inc. dba FORME, appearing in the Registration Statement No. 333-269246 on Form S-1 of Interactive Strength Inc. dba FORME for the years ended December 31, 2022 and 2021.

/s/ Deloitte & Touche LLP

Morristown, NJ

May 1, 2023